Exhibit 10.5
[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SECOND AMENDED AND RESTATED
ANTIBODY DISCOVERY AND OPTION AGREEMENT
This Second Amended and Restated Antibody Discovery and Option Agreement (“Agreement”) is entered into and effective as of May 14, 2024 (the “Second Restatement Effective Date”), by and among Paragon Therapeutics, Inc., a Delaware corporation (“Paragon”), Parapyre Holding LLC, a Delaware limited liability company (“Parapyre”), and Spyre Therapeutics, Inc. f/k/a Aeglea BioTherapeutics, Inc., a Delaware corporation (“Spyre”). Paragon, Parapyre and Spyre are also referred to herein individually as a “Party”, or collectively as the “Parties.”
Recitals
Whereas, Paragon has developed a proprietary platform technology for the discovery and development of antibodies against therapeutically relevant targets;
Whereas, Spyre Therapeutics, Inc. (“First Spyre”) engaged each of Paragon and Parapyre to identify, evaluate and develop one or more antibody candidates directed to certain mutually agreed therapeutic targets of interest to First Spyre pursuant to an Antibody Discovery and Option Agreement (the “Original Agreement”) dated May 25, 2023 (the “Effective Date”), as amended and restated by the Amended and Restated Antibody Discovery and Option Agreement dated September 29, 2023 (the “First Restatement”) among First Spyre, Paragon and Parapyre;
Whereas, Paragon and Parapyre have been performing certain antibody discovery and development activities pursuant to the Original Agreement and First Restatement;
Whereas, pursuant to the Original Agreement and First Restatement, First Spyre received an exclusive option to enter into separate license agreements with Paragon and Parapyre, as applicable, to develop, manufacture and commercialize the resulting antibodies with respect to a given target, all on the terms and subject to the conditions set forth in the Original Agreement and First Restatement;
Whereas, on June 22, 2023, First Spyre merged with and into Spyre Therapeutics, LLC (formerly known as Sequoia Merger Sub II, LLC), pursuant to which Spyre Therapeutics, LLC became the surviving entity;
Whereas, pursuant to Section 2.1 of the Original Agreement, the Parties initiated a Research Program focusing on the IL-23 Target; and
Whereas, the parties desire to amend and restate the First Restatement to, among other matters, amend certain terms as they relate to the Research Program focusing on the IL-23 Target.

Now Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
Article 1
DEFINED TERMS
1.1“Actual Annual Costs” shall have the meaning set forth in Section 5.2(b).
1.2“Affiliate” means any entity controlled by, controlling, or under common control with a Party hereto. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” or “under common control”) means the direct or indirect ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of, such corporation or other business entity. Notwithstanding the foregoing, (a) with respect to either Party, Affiliates of such Party do not include [***] or its Affiliates other than such Party and its subsidiaries, (b) Paragon and its Affiliates, on the one hand, and Spyre and its subsidiaries, on the other hand, shall not be deemed to be Affiliates of each other, and (c) subject to Paragon’s obligations under Section 8.2(b), Affiliates of Paragon do not include new entities formed by or on behalf of Paragon for the sole bona fide purpose of further developing, manufacturing, commercializing or otherwise exploiting Antibodies and Antibody products (excluding any Licensed Antibody Technology or Other Licensed Technology) using, among other sources, funds from Third Party investors.
1.3“Agreement” shall have the meaning provided in the first paragraph of this Agreement.
1.4“Annual Development Fees” shall have the meaning provided in Section 1.24.
1.5“Antibody” shall mean any molecule, including [***].
1.6“Antibody Production Activities” shall have the meaning provided in Section 2.1(b).
1.7“Applicable Law” shall mean any national, supra-national, federal, state or local laws, rules, guidances and regulations, in each case, as applicable to the subject matter and the party at issue.
1.8“Bankruptcy Code” shall have the meaning set forth in Section 9.4.
1.9“Bankruptcy Event” shall have the meaning set forth in Section 9.4.
1.10“Background IP” shall mean all Patents and Know-How Controlled by a Party (a) as of the Effective Date, or (b) that otherwise arise outside of and independently of this Agreement. Paragon’s Background IP includes the Paragon Platform Technology.
1.11“Budget” shall mean the agreed budget for the activities set forth in the applicable Research Plan.

1.12“Business Day” shall mean any day other than Saturday, Sunday or other national holidays in the United States.
1.13“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.14“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.15“Commercialize” or “Commercializing” shall mean any and all activity to market, promote, distribute, offer for sale, sell, have sold, seek reimbursement, import, have imported, export, have exported, or otherwise commercialize an Antibody or product, including any Project Antibody, Selected IL-23 Project Antibody, Derived Antibody, or Product, as applicable, and including interacting with regulatory authorities following receipt of regulatory approval and seeking and maintaining any required reimbursement approval. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.
1.16 “Confidential Information” of a Party shall mean Know-How and any and all non-public scientific, business, regulatory or technical information that is disclosed or made available by or on behalf of one Party (the “Disclosing Party”) to any other Party (a “Receiving Party”) in connection with this Agreement, regardless of whether such information is specifically marked or designated confidential, whether in writing, orally, visually or otherwise. Notwithstanding any provision of this Agreement to the contrary, (a) with respect to any Research Program other than the IL-23 Research Program, (i) prior to the execution of a License Agreement for such Research Program, all Project Antibody Technology shall be the Confidential Information of all Parties, and each Party shall be deemed as both the “Disclosing Party” and the “Receiving Party” with respect thereto; provided, that if the Parties do not enter into a License Agreement in accordance with this Agreement, then the Project Antibody Technology shall thereafter be the Confidential Information of Paragon, and (ii) following the execution of a License Agreement for such Research Program, all Project Antibody Technology that becomes “Licensed Antibody Technology” under such License Agreement shall be the Confidential Information of Spyre, and Spyre shall be deemed to be the “Disclosing Party” with respect thereto, and (b) with respect to the IL-23 Research Program, (i) prior to completion of the IL-23 Selection Process, all Project Antibody Technology shall be the Confidential Information of all Parties, and each Party shall be deemed as both the “Disclosing Party” and the “Receiving Party” with respect thereto, (ii) following completion of the IL-23 Selection Process and prior to the execution of a License Agreement for the IL-23 Research Program, the Selected IL-23 Project Antibody Technology shall be the Confidential Information of all Parties, and each Party shall be deemed as both the “Disclosing Party” and the “Receiving Party” with respect thereto; provided, that if the Parties do not enter into a License Agreement in accordance with this Agreement, then the Selected IL-23 Project Antibody Technology shall thereafter be the Confidential Information of Paragon, (iii) following completion of the IL-23 Selection Process and the execution of a License Agreement for the IL-23 Research Program, all Selected IL-23 Project Antibody Technology that becomes “Licensed Antibody Technology” under such License Agreement shall be the Confidential Information of Spyre, and Spyre shall be deemed to be the “Disclosing Party” with respect thereto, and (iv) following completion of the IL-23 Selection Process, the Retained IL-23 Project Antibody Technology shall be the Confidential Information of Paragon.

1.17“Control” (including any variations such as “Controlled” and “Controlling”) shall mean, with respect to any Technology or Intellectual Property Rights, possession by a Party and the ability (whether by ownership, license or otherwise) to grant a license or a sublicense of or under such Technology or Intellectual Property Rights without violating the terms of any agreement or other arrangement with any Third Party.
1.18“Cost Advance” shall have the meaning set forth in Section 5.2(a).
1.19“Cover” or “Covering” shall mean, with respect to a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, selling, importation, or exportation of such product would infringe a valid and unexpired claim of such Patent.
1.20“Deliverables” shall have the meaning set forth in Section 2.1(c)(i).
1.21“Derived Antibody” shall mean:
(a)With respect to any Research Program other than the IL-23 Research Program, any Antibody that (i) is derived from or constitutes a modification of a Project Antibody, including [***], and (ii) [***]. For avoidance of doubt, any Antibody that [***] will be deemed a Derived Antibody, irrespective of origin.
(b)With respect to the IL-23 Research Program, any Antibody that (i) is derived from or constitutes a modification of a Selected IL-23 Project Antibody, including [***], (ii) [***], and (iii) [***]. For avoidance of doubt, any Antibody that [***] will be deemed a Derived Antibody, irrespective of origin, so long as such Antibody satisfies the requirements of (i), (ii) and (iii).
(c)Notwithstanding the foregoing, a Derived Antibody shall not include [***].
1.22“Derived Antibody Patent” shall mean any Patent that Covers the composition of matter of, or any method of specifically making or using, any Derived Antibody.
1.23“Develop” or “Developing” shall mean any and all activity to discover, evaluate, test (including clinical and non-clinical testing), research, or otherwise develop an Antibody, including a Project Antibody, Selected IL-23 Project Antibody, Derived Antibody, or Product, as applicable. When used as a noun, “Development” means any and all activities involved in Developing.
1.24“Development Costs” shall mean (a) [***] (such amounts, the “Third Party Costs”), and (b) [***] (such development fees, the “Development Fees”, and the development fees to be paid in any given Calendar Year during the Research Program, the “Annual Development Fees”); in each case ((a) and (b)) to the extent consistent with the applicable Research Plan (including [***]).
1.25“Development Fees” shall have the meaning provided in Section 1.24.
1.26“Directed To” shall mean, with regard to an Antibody or Product, that such Antibody or Product is developed or designed to (a) [***], and (b) [***].

1.27“Disclosing Party” shall have the meaning provided in Section 1.16.
1.28“Dispute” shall have the meaning provided in Section 11.7.
1.29“Effective Date” shall have the meaning provided in the Recitals.
1.30“Election Notice” shall have the meaning provided in Section 4.3.
1.31“Equity Grant” shall have the meaning provided in Section 5.7.
1.32“Field” shall mean the prophylaxis, palliation, treatment and diagnosis of human disease and disorders in all therapeutic areas, except with respect to IL-23, where “Field” shall mean the prophylaxis, palliation, treatment and diagnosis of human disease and disorders in the therapeutic area of inflammatory bowel disease.
1.33“Final Deliverable” shall, on a Research Program-by-Research Program basis, have the meaning provided in the applicable Research Plan.
1.34“First Restatement” shall have the meaning provided in the Recitals.
1.35“Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.36“IL-23 Information” shall have the meaning provided in Section 7.3.
1.37“IL-23 License Template” shall have the meaning set forth in Section 4.4(b).
1.38“IL-23 Research Program” shall mean the Research Program focused on IL-23.
1.39“IL-23 Selection Process” shall have the meaning provided in Section 2.1(c)(iii).
1.40“Indemnified Party” shall have the meaning provided in Section 10.3.
1.41“Indemnifying Party” shall have the meaning provided in Section 10.3.
1.42“Intellectual Property Rights” shall mean any and all proprietary rights provided under (a) patent law, including any Patents; (b) copyright law; or (c) any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in Know-How, or the expression or use thereof.
1.43“JDC” shall have the meaning provided in Section 3.1.
1.44“Know-How” shall mean all technical information and know-how in any tangible or intangible form, including (a) inventions, discoveries, trade secrets, data, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and any other technology, including the applicability of any of the foregoing to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and (b) all data, instructions, processes, formulae, strategies, and expertise, whether biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, analytical, or otherwise and whether related to safety, quality control, manufacturing or other disciplines. Notwithstanding the foregoing, Know-How excludes any Patent.
1.45“License Agreement” shall have the meaning set forth in Section 4.4(c).
1.46“License Template” shall have the meaning set forth in Section 4.4(b).
1.47“Losses” shall have the meaning provided in Section 10.1.
1.48“Manufacture” or “Manufacturing” shall mean any and all activity to make, have made, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store an Antibody, including a Project Antibody, Selected IL-23 Project Antibody, Derived Antibody, or Product or any component thereof, as applicable. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing an Antibody, including a Project Antibody, Selected IL-23 Project Antibody, Derived Antibody, or Product or any component thereof, as applicable.
1.49“Notice of Dispute” shall have the meaning provided in Section 11.7(a).
1.50“Option” shall have the meaning provided in Section 4.1.
1.51“Option Period” shall have the meaning provided in Section 4.3.
1.52“Original Agreement” shall have the meaning provided in the Recitals.
1.53“Paragon” shall have the meaning provided in the first paragraph of this Agreement.
1.54“Paragon Indemnitee” shall have the meaning provided in Section 10.1.
1.55“Paragon Platform Know-How” shall mean (a) Know-How Controlled by Paragon or its Affiliates prior to or during the Term relating to antibody discovery and development, (b) all methods, materials and other Know-How used in the foregoing Controlled by Paragon or its Affiliates, and (c) platforms embodying, components, component steps and other portions of any of the foregoing in (a) or (b) Controlled by Paragon or its Affiliates.
1.56“Paragon Platform Know-How Improvement” shall mean all Know-How developed or discovered through or as a result of the activities performed by or on behalf of Paragon under a Research Program that constitutes an improvement, enhancement, modification, substitution, or alteration to the Paragon Platform Technology; provided, however, to the extent any of the Know-How developed or discovered during the Term that specifically relates to a Project Antibody will be considered Project Antibody Technology and not Paragon Platform Know-How Improvements.

1.57“Paragon Platform Patents” shall mean all Patents that Paragon or its Affiliates Control prior to or during the Term that Cover Paragon Platform Know-How, including Patents that Cover Paragon Platform Know-How Improvements.
1.58“Paragon Platform Technology” shall mean Paragon Platform Know-How, Paragon Platform Know-How Improvements and Paragon Platform Patents.
1.59“Parapyre” shall have the meaning provided in the first paragraph of this Agreement.
1.60“Party” or “Parties” shall have the meaning provided in the first paragraph of this Agreement.
1.61“Patents” shall mean (a) unexpired patents and patent applications, (b) any and all patent applications filed either from such patent or patent applications or from a patent application claiming priority from any of those, including divisionals, provisionals, continuations, continuations-in-part, and reissues, (c) substitutions, renewals, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications, and (d) any and all foreign equivalents of the foregoing.
1.62“Primary License Template” shall have the meaning set forth in Section 4.4(a).
1.63“Pre-Effective Date Development Costs” shall have the meaning set forth in Section 5.2(a).
1.64“Product” shall mean any product that comprises or contains (a) with respect to any Research Program other than the IL-23 Research Program, any Project Antibody or any Derived Antibody thereof, or (b) with respect to the IL-23 Research Program, any Selected IL-23 Project Antibody or any Derived Antibody thereof.
1.65“Project Antibody” shall mean any and all Antibodies that are Directed To a particular Selected Target and that are discovered, generated, identified or characterized by Paragon in the course of performing the applicable Research Program. Notwithstanding the foregoing, the Project Antibodies shall not include (a) [***], or (b) [***].
1.66“Project Antibody Invention” shall mean (a) any invention or discovery, whether or not patentable, that constitutes the composition of matter of, or any method of specifically making or using, any Project Antibody or a Derived Antibody; and (b) all Intellectual Property Rights therein. Notwithstanding the foregoing, the Project Antibody Inventions shall not include (i) any invention or discovery, whether or not patentable, that was discovered or reduced to practice by or on behalf of Paragon under a Research Program that constitutes the composition of matter of, or any method of specifically making or using, (x) [***], or (y) [***], or (ii) any Intellectual Property Rights therein.
1.67“Project Antibody Patents” shall mean all Patents that Cover the composition of matter of, or any method of specifically making or using, any Project Antibody, excluding in each case any claims in such Patents that Cover the composition of matter of, or any method of specifically making or using (a) [***], or (b) [***].

1.68“Project Antibody Samples” shall have the meaning provided in Section 2.1(c)(i).
1.69“Project Antibody Selection Criteria” shall mean those criteria agreed to by the Parties in the applicable Research Plan that establish that a Project Antibody is suitable for clinical testing.
1.70“Project Antibody Technology” shall mean (a) the Project Antibody Inventions; (b) the Project Antibody Patents, (c) the Sequence Information and Results; (d) the Research Program Materials; and (e) all Intellectual Property Rights therein. For clarity, if the Parties execute a License Agreement with respect to a particular Research Program and the Research Program Term for such Research Program continues following execution of such License Agreement, any Project Antibody Technology first conceived, reduced to practice or otherwise generated following the execution of the applicable License Agreement shall be licensed to Spyre under such License Agreement.
1.71“Receiving Party” shall have the meaning provided in Section 1.16.
1.72“Representatives” of a Party shall mean such Party’s officers, directors, employees, contractors, subcontractors, agents and consultants and the officers, directors, employees, contractors, subcontractors, agents and consultants of such Party’s ultimate parent entity.
1.73“Research Plan” shall have the meaning set forth in Section 2.1(b).
1.74“Research Program” shall mean a research program agreed to by the Parties to identify Project Antibodies with activity against one Selected Target and to perform such additional activities with respect to such Selected Target as set forth in the applicable Research Plan.
1.75“Research Program Materials” means the tangible materials resulting from a Research Program that are Controlled by Paragon or its Affiliates as of the Effective Date or during the Term that are listed in Exhibit D attached hereto, as may be amended in writing from time to time upon mutual agreement of the Parties. For clarity, Research Program Materials shall not include materials that are consumed or destroyed in the performance of a Research Program or that are not available to be transferred by Paragon to Spyre without violating the terms of any agreement or other arrangement with a Third Party.
1.76“Research Initiation Fee” shall have the meaning provided in Section 5.1.
1.77“Research Term” shall mean, on a Research Program-by-Research Program basis, the period of time beginning on the agreement by the Parties on the Research Plan and continuing until completion of the activities under the Research Plan for such Research Program or such other date mutually agreed upon by the Parties; provided, that (a) if Spyre does not exercise its Option in accordance with Section 4.3 prior to expiration of the applicable Option Period, then upon such expiration the Research Term shall automatically terminate and Paragon shall have no obligation to perform any activities under the applicable Research Plan thereafter, or (b) if Spyre exercises its Option during the Option Period in accordance with Section 4.3 but the Parties are unable to finalize and execute a License Agreement during the applicable period referenced in Section 4.4(c) or such other period agreed by the Parties, then upon the expiration of such period the Research Term shall automatically terminate and Paragon shall have no obligation to perform any activities under the applicable Research Plan thereafter.
1.78“Results” shall mean the data, results, analysis, conclusions, outcomes, information, documentation and reports that are generated by or on behalf of Paragon in performance of a Research Program, excluding in each case any other Project Antibody Technology.
1.79“Retained IL-23 Project Antibodies” shall have the meaning provided in Section 2.1(c)(iii).
1.80“Retained IL-23 Project Antibody Technology” shall mean all Project Antibody Technology for the IL-23 Research Program other than the Selected IL-23 Project Antibody Technology.
1.81“Second Restatement Effective Date” shall have the meaning provided in the first paragraph of this Agreement.
1.82“Selected IL-23 Project Antibody Invention” shall mean (a) any invention or discovery, whether or not patentable, that constitutes the composition of matter of, or any method of specifically making or using, any Selected IL-23 Project Antibody or a Derived Antibody thereof; and (b) all Intellectual Property Rights therein. Notwithstanding the foregoing, the Selected IL-23 Project Antibody Inventions shall not include (i) any invention or discovery, whether or not patentable, that was discovered or reduced to practice by or on behalf of Paragon under the IL-23 Research Program that constitutes the composition of matter of, or any method of specifically making or using, (x) [***], or (y) [***], or (ii) any Intellectual Property Rights therein.
1.83“Selected IL-23 Project Antibodies” shall have the meaning provided in Section 2.1(c)(iii).
1.84“Selected IL-23 Project Antibody Patents” shall mean all Patents that Cover the composition of matter of, or any method of specifically making or using, any Selected IL-23 Project Antibody, excluding in each case any claims in such Patents that Cover the composition of matter of, or any method of specifically making or using (a) [***], or (b) [***].
1.85“Selected IL-23 Project Antibody Technology” shall mean (a) the Selected IL-23 Project Antibody Inventions; (b) the Selected IL-23 Project Antibody Patents; (c) the Selected IL-23 Sequence Information and the Selected IL-23 Results; (d) the Selected IL-23 Research Program Materials; and (e) all Intellectual Property Rights therein. For clarity, if the Parties execute a License Agreement with respect to the IL-23 Research Program and the Research Program Term for the IL-23 Research Program continues following execution of such License Agreement, any Selected IL-23 Project Antibody Technology first conceived, reduced to practice or otherwise generated following the execution of such License Agreement shall be licensed to Spyre under such License Agreement.

1.86“Selected IL-23 Research Program Materials” shall mean the Research Program Materials for the IL-23 Research Program that are related solely to the Selected IL-23 Project Antibodies.
1.87“Selected IL-23 Results” shall mean the Results (in each case, excluding Project Antibody Technology and Selected IL-23 Project Antibodies) that (a) are generated by or on behalf of Paragon in performance of the IL-23 Research Program, and (b) are related solely to the Selected IL-23 Project Antibodies.
1.88“Selected IL-23 Sequence Information” shall mean Sequence Information containing all Selected IL-23 Project Antibody sequences generated under the IL-23 Research Program.
1.89“Selected Target” shall have the meaning set forth in Section 2.1(a).
1.90“Sequence Information” shall mean any files containing all Project Antibody sequences generated under a given Research Program.
1.91“Shares” shall mean shares of common stock, par value $0.0001, of Spyre.
1.92“Spyre” shall have the meaning provided in the first paragraph of this Agreement.
1.93“Spyre Indemnitee” shall have the meaning provided in Section 10.2.
1.94“Target” shall mean a protein molecule that (a) [***], and (b) [***].
1.95“Term” shall have the meaning provided in Section 9.1.
1.96“Territory” shall mean worldwide.
1.97“Third Party” shall mean any person or entity other than Paragon, Parapyre, or Spyre or an Affiliate of any of Paragon, Parapyre or Spyre.
1.98“Third Party Costs” shall have the meaning provided in Section 1.24.
1.99“Third Party Claim” shall have the meaning provided in Section 10.1.
1.100“Third Party IL-23 Collaborator” shall have the meaning provided in Section 2.1(c)(iii).
1.101“Valid Claim” shall mean, with respect to a particular country, a claim (including a process, use, or composition of matter claim) of an issued and unexpired patent (or a supplementary protection certificate thereof) that has not (a) irretrievably lapsed or been abandoned, permanently revoked, dedicated to the public or disclaimed, or (b) been held invalid, unenforceable or not patentable by a Governmental Authority, including a national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and un-appealable or un-appealed within the time allowed for appeal.

Article 2
CONDUCT OF RESEARCH PROGRAM
2.1Research Program.
(a)Target Selection. The Parties intend to initiate one or more Research Programs, each focused on a particular Target (each, a “Selected Target”). No more than one (1) Selected Target will be included in any Research Program, unless the Parties otherwise agree in writing (e.g., in the case of a Research Program seeking to develop a [***]). As of the Effective Date, the Parties have agreed to the Selected Targets listed on Exhibit A. Additional Targets may be added to the Selected Targets by mutual written agreement of the Parties, it being understood that each Party may accept or reject a new Selected Target in its sole discretion and no Party shall be obligated under this Agreement to agree to any further Selected Targets. The Parties acknowledge that, prior to any agreement with respect to a Selected Target and a Research Plan, it is intended that the Parties may initiate, from time-to-time, “proof-of-concept” studies [***] at no up-front Research Initiation Fee to Spyre; provided, that the costs of any such “proof-of-concept” studies may be recaptured by Paragon within the specified Research Plan and associated fees, in each case, as agreed by the Parties.
(b)Research Plan. No later than [***] days after the Effective Date (or in the case of any Selected Target added after the Effective Date, no later than [***] days after the Parties’ written agreement on such additional Selected Target), the Parties will agree on a research plan, to the extent a research plan has not been previously agreed upon, for the applicable Selected Target that will include design, modeling, synthesis, evaluation, and other mutually agreed activities (“Research Plan”). For clarity, if at the end of such [***] day period (or any extension thereof mutually agreed in writing) (a) the Parties have not agreed on a Research Plan, or (b) Spyre has not paid Paragon the Research Initiation Fee, the target shall cease to be a Selected Target and Paragon shall have no obligations with respect thereto. Once the Parties agree on a Research Plan and Spyre pays the Research Initiation Fee for a Research Program, Paragon and Parapyre shall conduct research under such Research Program during the applicable Research Term in an effort to (i) produce Project Antibodies against the applicable Selected Target for further Development, Manufacture and Commercialization (“Antibody Production Activities”), and (ii) perform such other Development and Manufacturing activities with respect to the Project Antibodies as set forth in the Research Plan (which other activities, for clarity, may be performed following Spyre’s exercise of the Option or execution of a License Agreement). The Parties may amend the Research Plan upon mutual written agreement. Paragon and Parapyre will use [***] to conduct and complete the activities set forth in such Research Plan on the timelines set forth in such Research Plan and in compliance with the Budget.

(c)Deliverables; Project Antibody Samples; IL-23 Selection Process.
(i)Following completion of the Antibody Production Activities set forth in the Research Plan for a Research Program, Paragon will deliver to Spyre (1) a data package that includes the Sequence Information for all then-existing Project Antibodies and any then-existing Results that are specified on Exhibit E, and (2) any then-existing Research Program Materials that are specified on Exhibit E (the “Deliverables”). Additionally, upon request by Spyre, and at [***] cost and expense, Paragon shall provide to Spyre samples of proteins corresponding to such Project Antibodies that have been expressed in accordance with the Research Plan (“Project Antibody Samples”) to enable Spyre to evaluate the Option and, with respect to the IL-23 Research Program, to enable Spyre to prepare for the IL-23 Selection Process. Following completion of a Research Program, Paragon shall deliver to Spyre the Final Deliverable for such Research Program, if any.
(ii)This subsection (ii) shall apply with respect to any Research Program other than the IL-23 Research Program. During the Option Period with respect to each such Research Program, Spyre will review the Deliverables and Project Antibody Samples for such Research Program to determine whether [***] Project Antibody meets the Project Antibody Selection Criteria. If Spyre determines that [***] Project Antibody meets the Project Antibody Selection Criteria, then Spyre shall so notify Paragon prior to the end of the Option Period.
(iii)This subsection (iii) shall only apply with respect to the IL-23 Research Program. During the [***] day period following receipt of the Deliverables and the Project Antibody Samples for the IL-23 Research Program, Spyre will review such Deliverables and Project Antibody Samples to determine whether [***] Project Antibody meets the Project Antibody Selection Criteria, provided, for the avoidance of doubt, that such [***] day period shall not begin until Paragon has provided all of the Deliverables and the requested Project Antibody Samples to Spyre. If Spyre determines that [***] Project Antibody meets the Project Antibody Selection Criteria, then Spyre will so notify Paragon prior to the end of such [***] day period. If Spyre determines that [***] Project Antibody meets the Project Antibody Selection Criteria and so notifies Paragon within [***] days of its receipt of the Deliverables and the requested Project Antibody samples, then the following procedures shall apply: (1) Spyre shall have the first right to select a Project Antibody for purposes of its rights under the Option for the IL-23 Research Program; (2) Paragon shall have the second right to select a Project Antibody, which Project Antibody shall be excluded from Spyre’s Option for the IL-23 Research Program; and (3) the Parties shall then continue to alternate selection of Project Antibodies until all Project Antibodies discovered, generated, identified or characterized under the IL-23 Research Program have been selected by a Party (the “IL-23 Selection Process”). Spyre shall make its initial selection, and shall notify Paragon of such selection, at the same time that Spyre notifies Paragon in writing that [***] Project Antibody from the IL-23 Research Program meets the Project Antibody Selection Criteria. The Parties shall collaborate in good faith to complete the IL-23 Selection Process promptly, at an in-person meeting during the course of [***] Business Day, and in any event within [***] Business Days following Spyre’s initial selection. Spyre acknowledges and agrees that representatives of Paragon’s Third Party collaborator for the Retained IL-23 Project Antibodies (the “Third Party IL-23 Collaborator”) shall have the right to attend and participate in the in person meeting for the IL-23 Selection Process, provided, that as between Paragon and the Third Party IL-23 Collaborator, Paragon shall retain the sole right to select Project Antibodies during the IL-23 Selection Process. The Project Antibodies selected by

Spyre for purposes of its rights under the Option for the IL-23 Research Program shall be referred to herein as the “Selected IL-23 Project Antibodies,” and the Project Antibodies selected by Paragon shall be referred to herein as the “Retained IL-23 Project Antibodies”. Notwithstanding the foregoing, (x) if Spyre fails to notify Paragon during such [***] day period of its determination as to whether [***] Project Antibody meets the Project Antibody Selection Criteria, or (y) Spyre otherwise fails to select its first Project Antibody during such [***] day period, then the IL-23 Selection Process shall be modified as follows: (A) Paragon shall have the first right to select a Project Antibody; (B) Spyre shall have the second right to select a Project Antibody; and (C) the Parties shall then continue to alternate selection of Project Antibodies until all Project Antibodies have been selected. For clarity, Spyre’s Option with respect to the IL-23 Research Program shall be limited to the Selected IL-23 Project Antibodies and the Selected IL-23 Project Antibody Technology, and Spyre shall have no Option or similar rights with respect to the Retained IL-23 Project Antibodies or the Retained IL-23 Project Antibody Technology.
(d)Conduct of Research Program. During the Research Term, Paragon and Parapyre shall (a) perform the activities assigned to them under the applicable Research Plan in a professional, diligent and good scientific manner, in compliance with all Applicable Law, and in compliance with the applicable Research Plans; (b) ensure that its Representatives and subcontractors diligently perform the applicable Research Program in a manner in accordance with generally accepted industry practices by appropriately trained personnel who are experienced in the relevant fields and in compliance with Applicable Law; (c) keep Spyre fully informed regarding the progress and results of the Research Program; (d) promptly provide Spyre with any additional information regarding the Research Program that Spyre reasonably requests; (e) participate in teleconference(s) at a time(s) agreed upon by the Parties to provide an update to Spyre on the performance of the Research Program; and (f) give Spyre prompt written notice with respect to information known or believed by Paragon and Parapyre to be likely to materially impede or otherwise adversely affect the performance of the Research Program.
(e)Research Program Materials. The Parties acknowledge and agree that Exhibit D has been agreed by the Parties as of the Second Restatement Effective Date, and that materials that are different than or in addition to the materials set forth on Exhibit D may result from a Research Program. Upon the reasonable request of Spyre, the Parties shall update Exhibit D to reflect, as applicable, the general list of tangible materials, including samples, reagents, nucleic acids and Antibodies, resulting from all Research Programs, or to add a separate list of tangible materials that are customized for and shall apply specifically with respect to a particular Research Program.
2.2Subcontractors. Paragon and Parapyre may perform some of the activities under a Research Program through one or more subcontractors, provided, that Paragon and Parapyre shall at all times be fully responsible for the compliance of such subcontractors with this Agreement and for the performance of their obligations under this Agreement.
2.3Research Books and Records; Audit. Paragon shall maintain complete and accurate records related to the activities performed by Paragon and Parapyre under a Research Program. All such books and records shall be retained by Paragon until the later of: (a) [***] after the end of the applicable stage of research; and (b) such longer period as may be required by Applicable Law. Upon Spyre’s request and at [***] expense, Paragon shall provide copies of such records or such records shall be made available for Spyre’s reasonable review, audit and inspection upon reasonable notice and with reasonable frequency; provided, that with respect to the IL-23 Research Program following completion of the IL-23 Selection Process, such rights shall be limited to the portion of such records that relate solely and specifically to the Selected IL-23 Project Antibodies and the Selected IL-23 Project Antibody Technology.
Article 3
GOVERNANCE
3.1Joint Development Committee. The Parties will establish a single Joint Development Committee (the “JDC”) to oversee and coordinate the activities under all Research Programs in accordance with the remainder of this Article 3. The JDC shall be comprised of two (2) employees from Spyre and two (2) employees from Paragon, with each Party designating one (1) such employee as its JDC co-chairperson. Subject to the foregoing, each Party shall appoint its respective Representatives to the JDC from time to time, and may change its Representatives, in its sole discretion, effective upon notice to the other Parties designating such change. Representatives from each Party shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the activities to be performed under the Research Programs.
3.2JDC Meetings. The JDC shall meet in accordance with a schedule established by mutual written agreement of the Parties no less frequently than once every three (3) months until, on a Research Program-by-Research Program basis, the end of the period specified in Section 3.5. The JDC may meet by means of teleconference, videoconference or other similar means, as jointly determined by the Parties. As appropriate, additional employees or consultants may from time to time attend the JDC meetings as nonvoting observers, provided, that any such consultant shall agree in writing to comply with the confidentiality obligations under this Agreement; and provided, further that no Third Party personnel may attend unless otherwise agreed by all Parties. Each Party shall bear its own expenses related to the attendance of the JDC meetings by its representatives. Each Party may also call for special meetings to resolve particular matters requested by such Party. Paragon shall be responsible for keeping minutes of each JDC meeting that record in writing all decisions made, action items assigned or completed and other appropriate matters. Paragon shall send meeting minutes to all members of the JDC within [***] Business Days after a meeting for review. Each member shall have [***] Business Days from receipt in which to comment on and to approve/provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify the drafting Party that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member.
3.3JDC Functions. The JDC’s responsibilities are as follows:
(a)Developing, reviewing, overseeing and coordinating the activities under each Research Plan;
(b)Periodically reviewing the progress of activities under each Research Plan;
(c)Updating or modifying each Research Plan, provided, that such update or modification does not obligate any Party to perform any task or expend any resources outside of or beyond its obligations under the applicable Budget;

(d)Reviewing performance against the Budget and timeline for each Research Program periodically (at least [***]), and periodically meeting to review and (subject to mutual approval of the Parties), approving any discovery project Budget deviation where such deviation is greater than [***] percent ([***]%);
(e)Reviewing the reconciliation of Actual Annual Costs against the Cost Advance at the end of each Calendar Year for each Research Program; and
(f)Determining whether the Project Antibody Selection Criteria for a Research Program are not achievable for any reason and therefore such Research Program no longer warrants further research.
3.4JDC Decision Making and Disputes. The JDC will endeavor to make decisions by consensus, with each of Spyre and Paragon having one vote. If consensus is not reached by the Parties’ Representatives pursuant to such vote, then disputes relating to: (a) the reconciliation of Actual Annual Costs against the Cost Advance, as set forth in Section 5.2(b), will be resolved in accordance with Section 11.7; (b) technical or scientific decisions in the course of operationalizing each Research Program, including the nature of activities to be performed by Paragon thereunder, shall be finally decided by [***]; and the Budget for any Research Program, and all other matters not covered by clauses (a) or (b) shall be finally decided by [***]. For clarity, and notwithstanding the creation of the JDC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JDC shall not be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JDC shall not have the power to amend, waive or modify any term of this Agreement, and no decision of the JDC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JDC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JDC.
3.5Disbandment. The JDC shall remain in effect from the date on which it is established in accordance with Section 3.1 until, on a Research Program-by-Research Program basis, the expiration of the applicable Research Term.
Article 4
OPTION; LICENSE
4.1Grant of Option. Subject to the terms and conditions of this Agreement, on a Research Program-by-Research Program basis, Paragon hereby grants to Spyre, during the Term and subject to delivery of the Election Notice in accordance with Section 4.3, an exclusive option (“Option”) (a) with respect to any Research Program other than the IL-23 Research Program, to be granted an exclusive license to all of Paragon’s right, title, and interest in and to the Project Antibody Technology under the applicable Research Program to Develop, Manufacture and Commercialize Project Antibodies, Derived Antibodies and Products in the Field in the Territory, and (b) with respect to the IL-23 Research Program, to be granted an exclusive license to all of Paragon’s right, title, and interest in and to the Selected IL-23 Project Antibody Technology under the IL-23 Research Program to Develop, Manufacture and Commercialize Selected IL-23 Project Antibodies, Derived Antibodies and Products in the Field in the Territory.

4.2Limited License Grant During Option Period. Subject to the terms and conditions of this Agreement, (a) on a Research Program-by-Research Program basis for each Research Program other than the IL-23 Research Program, and effective only during the Term, Paragon hereby grants to Spyre a limited, exclusive, royalty-free license, without the right to sublicense, under the Project Antibody Technology arising from such Research Program solely to evaluate the Option and for the purpose of allowing Spyre to determine whether to exercise the Option with respect to such Research Program, or (b) with respect to the IL-23 Research Program, (i) effectively only during the Term until the completion of the IL-23 Selection Process, Paragon hereby grants to Spyre a limited, co-exclusive (with Paragon), royalty-free license, without the right to sublicense, under the Project Antibody Technology arising from the IL-23 Research Program solely for the purpose of allowing Spyre to determine which Project Antibodies to select for purposes of its rights under the Option for the IL-23 Research Program, and (ii) effective only from and after the completion of the IL-23 Selection Process and during the remainder of the Term, Paragon hereby grants to Spyre a limited, exclusive, royalty-free license, without the right to sublicense, under the Selected IL-23 Project Antibody Technology solely to evaluate the Option for the purpose of allowing Spyre to determine whether to exercise the Option with respect to the IL-23 Research Program.
4.3Option Exercise. On a Research Program-by-Research Program basis, Spyre may, in its sole discretion, exercise the Option at any time during the period beginning on the initiation of activities under such Research Program and ending (a) with respect to any Research Program other than the IL-23 Research Program, [***] days following Spyre’s receipt of the Deliverables for such Research Program, or (b) with respect to the IL-23 Research Program, [***] days following completion of the IL-23 Selection Process, or in each case of (a) or (b) such longer period as agreed upon by the Parties (“Option Period”) by delivering written notice of such exercise to Paragon (“Election Notice”). If Spyre fails to exercise an Option in accordance with this Section 4.3 prior to expiration of the applicable Option Period, then, upon such expiration, such Option shall terminate and be of no further force or effect.
4.4License Template; Execution After Option Exercise.
(a)The Parties have agreed on a template license agreement (the “Primary License Template”) to be used in connection with Spyre’s exercise of its Option with respect to any Research Program other than the IL-23 Research Program, the form of which is attached hereto as Exhibit B. Notwithstanding the foregoing, if the Parties agreed, as specified in the Research Plan for a Research Program, to use Third Party technology Controlled by Paragon (e.g., [***]) in the conduct of such Research Program, the License Agreement will include revisions to the License Template to account for such Third Party technology, including a grant by Paragon to Spyre of a sublicense under such Third Party technology and applicable payments by Spyre for amounts owing under such sublicense for the further Development, Manufacture, Commercialization and other exploitation of the Project Antibodies, Derived Antibodies, Products, Multispecific Antibodies and Multispecific Products that were generated or developed using such Third Party technology.
(b)Within [***] days of the Amendment Effective Date, the Parties shall negotiate [***] and use [***] to agree upon a license agreement template to be used in connection with Spyre’s exercise of its Option with respect to the IL-23 Research Program (the “IL-23 License Template” and, together with the Primary License Template, each a “License Template”), which will be consistent with the economic and other terms set forth in Exhibit C, and upon mutual agreement by the Parties on the form of such IL-23 License Template, will be attached to this Agreement and replace the terms on the existing Exhibit C. If the Parties are unable to reach agreement on the definitive terms of the IL-23 License Template within such [***] period, the matter will be resolved in accordance with Section 11.7.
(c)Provided a License Template, as applicable, has been agreed to, within [***] days of Spyre’s exercise of its Option with respect to a Research Program as set forth in Section 4.3 or such longer period as mutually agreed by the Parties, the Parties shall use [***] to finalize and execute a definitive written agreement consistent with the applicable License Template (each, a “License Agreement”) with respect to such Research Program, with any modifications necessary based on the specifics of each Research Program. If a License Template, as applicable, has not been agreed to, within [***] days of Spyre’s exercise of its Option with respect to a Research Program as set forth in Section 4.3 or such longer period as mutually agreed by the Parties, the Parties shall use [***] to finalize and execute a License Agreement.
Article 5
PAYMENTS
5.1Research Initiation Fee. Spyre shall pay to Paragon, on a Research Program-by-Research Program basis, a one-time nonrefundable, non-creditable fee of $750,000 (the “Research Initiation Fee”) no later than [***] days following finalization of the Research Plan for such Research Program. For clarity, the Research Initiation Fee is nonrefundable, non-creditable, and separate from any Development Costs (including Pre-Effective Date Development Costs) or Cost Advance paid or owing with respect to a particular Research Program.
5.2Development Costs.
(a)On a quarterly basis for each Research Program, Spyre will advance to Paragon any Development Costs contemplated in the Budget, including [***] of the applicable Annual Development Fee, and any [***] reasonably expected to be incurred by Paragon in the performance of the Research Program during the upcoming [***] (less any pre-payments for Third Party Costs from earlier [***] that Paragon reasonably anticipates will be carried over to such upcoming [***]) (the “Cost Advance”). Spyre will pay the Cost Advance within [***] days after receipt of Paragon’s invoice for such Development Costs. The Parties acknowledge that Paragon has incurred approximately ten million dollars ($10,000,000) in Development Costs prior to the Effective Date, as a result of work performed by Paragon at risk on one or more Research Programs (the “Pre-Effective Date Development Costs”), which amount includes for Research Initiation Fees of three million dollars ($3,000,000) for a total of four Research Programs. Spyre shall reimburse Paragon for the Pre-Effective Date Development Costs no later than [***] days after the later of (i) the Effective Date and (ii) Spyre’s receipt of a written invoice that details the Pre-Effective Date Development Costs and includes reasonable documentation therefor.
(b)Within [***] days after the end of each Calendar Year, Paragon will calculate and provide to Spyre a written reconciliation of its actually-incurred Third Party Costs (incurred in a manner consistent with the Budget) for the prior Calendar Year (“Actual Annual Costs”) against that portion of the Cost Advance for such Third Party Costs for that Calendar Year, including reasonable documentation of such Actual Annual Costs. The form of such reconciliation shall be subject to JDC review and approval. If the amounts paid for anticipated Third Party Costs in the Cost Advance exceeds the Actual Annual Costs, then Paragon will credit such excess payment against Development Costs contemplated in the Budget and reasonably expected to be incurred by Paragon in the performance of the Research Program during any upcoming Calendar Year and Spyre will deduct such amount from its next quarterly Cost Advance. If the Cost Advance is less than the Actual Annual Costs, then Paragon will invoice Spyre for the difference and Spyre will pay such amount together with its next quarterly Cost Advance. If no further amounts will be owed to Paragon hereunder, Paragon will refund such amount. For clarity, the above reconciliation will not apply to Annual Development Fees.
(c)Notwithstanding Sections 5.2(a) and 5.2(b) to the contrary, the Parties have agreed that (i) Paragon shall only invoice Spyre for fifty percent (50%) of the Development Costs for the IL-23 Research Program incurred from and after April 1, 2024 through completion of the IL-23 Selection Process, and (ii) Spyre shall only be responsible for fifty percent (50%) of the Development Costs for the IL-23 Research Program incurred prior to April 1, 2024 provided that Paragon receives rights to at least one (1) Retained IL-23 Project Antibody following completion of the IL-23 Selection Process. Within [***] days following completion of the IL-23 Selection Process, Paragon shall (1) deliver to Spyre a statement setting forth (x) the total amount of the Development Costs for the IL-23 Research Program incurred prior to April 1, 2024, (y) the total amount of such Development Costs paid by Spyre, and (z) a reconciliation of the amounts to be reimbursed by Paragon to Spyre such that Spyre shall only be responsible for fifty (50%) of the total amount of the Development Costs for the IL-23 Research Program incurred prior to April 1, 2024, and (2) pay to Spyre the amounts to be reimbursed as set forth in such statement.
5.3Financial Records. Paragon shall keep complete and accurate books of account and records in sufficient detail to enable the Development Costs payable under this Agreement to be determined. Such books and records shall be kept at the principal place of business of Paragon, for at least [***] months following the end of the [***] to which such books and records pertain and Spyre shall be entitled to inspect such books and records at Paragon’s offices upon Spyre’s reasonable request.
5.4Manner and Method of Payment. All cash payment amounts hereunder are expressed in U.S. dollars (USD) unless otherwise specified. Each payment shall be made by electronic funds transfer in immediately available funds to a bank and account designated in writing by Paragon, unless otherwise specified in writing by Paragon.
5.5Tax. Each Party shall be responsible for paying its own respective taxes in connection with any activities that it performs and any payments that it receives under this Agreement. The Parties will commit [***] to provide each other with any tax forms that may be reasonably necessary in order for any Party to not pay or withhold tax or to pay or withhold tax at a reduced rate under an applicable income tax treaty.
5.6Late Payments. In the event that any cash payment due for any undisputed amount under this Agreement is not made when due, then the cash payment shall accrue interest from the date due at a per annum rate equal to [***] percentage points above the then-current per annum prime rate reported by the Wall Street Journal (U.S., Western Edition) or, if lower, the maximum legal annual interest rate.

5.7Equity Grants. Upon completion of each of the Calendar Years ending on December 31, 2023 and December 31, 2024, Spyre will grant Parapyre nonqualified stock options to purchase a number of Shares equal to 1.00% of the outstanding Shares as of the date of the grant, on a fully-diluted basis (including, assuming the exercise or conversion of any convertible non-voting preferred stock, stock options, pre-funded warrants or similar instruments), with an exercise price equal to the fair market value of the underlying Shares on the date of grant as determined by the board of directors of Spyre (each grant, an “Equity Grant”). Such options will vest immediately upon grant, be exercisable for a period of ten (10) years following the date of the grant. Each Equity Grant shall be effected on the last Business Day of each applicable Calendar Year. If the Term ends prior to the end of a Calendar Year, the Equity Grant for such Calendar Year shall be pro-rated for such Calendar Year and such Equity Grant shall be effected within five (5) Business Days of the end of the Term.
Article 6
INTELLECTUAL PROPERTY RIGHTS
6.1Ownership.
(a)Background IP. As between the Parties, each Party will retain all right, title and interest in and to all of its Background IP.
(b)Project Antibody Technology. Subject to the rights and licenses granted to Spyre in this Agreement, as between the Parties, Paragon or its Affiliates shall own all right, title and interest in and to all Project Antibody Technology, irrespective of inventorship.
6.2Patent Prosecution, Maintenance and Enforcement – Project Antibody Patents.
(a)Prior to execution of the appliable License Agreement, Paragon shall have the sole right, and, at Spyre’s request, the obligation, to prepare, file, prosecute, maintain or enforce any Project Antibody Patents at Paragon’s sole expense, and Spyre shall reasonably cooperate and assist Paragon in such preparation, filing, prosecution, maintenance and enforcement, at Paragon’s request. Following execution of the applicable License Agreement, Spyre shall have the first right to prepare, file, prosecute, maintain or enforce any Project Antibody Patents at Spyre’s sole expense, and Paragon shall reasonably cooperate and assist Spyre in such preparation, filing, prosecution, maintenance and enforcement, at Spyre’s request. On or after providing the Deliverables for the IL-23 Research Program to Spyre, Paragon will [***] Project Antibody for the IL-23 Research Program.
(b)Spyre covenants and agrees that it will not file or prosecute any Patents Covering any Project Antibody or Derived Antibody (including without limitation any Project Antibody Inventions) during the Term of this Agreement except as permitted under a License Agreement executed by all Parties with respect to a given Research Program.
6.3Defense of Claims Brought by Third Parties. If a Party becomes aware of any actual or potential claim that the research, development, or manufacture of any Project Antibody, Derived Antibody or Product being Developed pursuant to this Agreement or that are contemplated for Development, Manufacture of Commercialization under a License Agreement, infringes the Intellectual Property Rights of any Third Party, such Party will [***] notify the other Parties. In any such instance, the Parties will [***] thereafter meet (which may be through the JDC) to discuss [***] regarding the best response to such notice. Certain additional rights and obligations of the Parties with respect to any such claim will be set forth in the applicable License Agreement (to the extent applicable).
6.4No Implied Licenses. Except as expressly set forth herein, no right or license under any Patents, Know-How or Intellectual Property Right of any Party is granted or shall be granted by implication hereunder. All such rights or licenses are or shall be granted only as expressly provided in this Agreement or the applicable License Agreement.
Article 7
PROTECTION OF CONFIDENTIAL INFORMATION
7.1Confidentiality. Except to the extent expressly authorized by this Agreement, the Receiving Party agrees that, during the Term and for [***] years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information of the Disclosing Party. The Receiving Party may disclose Confidential Information of the Disclosing Party to those of the Receiving Party’s Representatives who have a need for such information, provided, that the Receiving Party shall advise such Representatives of the confidential nature thereof, shall ensure that each such Representative is bound in writing by obligations of confidentiality and non-use at least as stringent as those contained in this Agreement, and shall be responsible for the compliance of its Representatives with the terms of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its Representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party. The Receiving Party shall [***] notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party.
7.2Exceptions. The Receiving Party’s obligations under Section 7.1 shall not apply to any Confidential Information of the Disclosing Party that the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known or available; (b) is known by the Receiving Party at the time of receiving such information from the Disclosing Party; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party, without the aid, use or application of any Confidential Information of the Disclosing Party.
7.3Authorized Disclosure. Notwithstanding the provisions of this Article 7, the Receiving Party may disclose Confidential Information of the Disclosing Party, without violating its obligations under this Agreement, to the extent the disclosure is:
(a)required by a valid order of a court or other Governmental Authority of competent jurisdiction or as otherwise required by Applicable Law, rule, regulation (including securities laws and regulations), government requirement, or as may be required in connection with any filings made with, or by the disclosure policies of, a stock exchange, provided, that the Receiving Party shall give reasonable prior written notice to the Disclosing Party of such required disclosure and, at the [***] request and expense, shall cooperate with the Disclosing

Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law, rule or regulation required, or to obtain other confidential treatment of such Confidential Information; or
(b)reasonably necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, in each case, in accordance with this Agreement; or
(c)under appropriate confidentiality provisions substantially equivalent to those in this Agreement (but of shorter duration if customary in the case of subclause (ii)): (i) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, or (ii) to actual or bona fide potential licensees, acquirers, merger partners, assignees, collaborators, investment bankers, investors or lenders.
Notwithstanding any term of this Agreement to the contrary, Paragon shall have the right to disclose the terms of this Agreement, the Research Plan for the IL-23 Research Program, the progress of and updates with respect to the IL-23 Research Program, the Deliverables for the IL-23 Research Program and the Project Antibody Technology for the IL-23 Research Program (the “IL-23 Information”) to [***] and to bona fide potential and actual [***], for the purpose of (i) allowing Paragon and the Third Party IL-23 Collaborator to prepare for and participate in the IL-23 Selection Process, (ii) raising financing for the benefit of the [***] or engaging in other strategic discussions or transactions with respect to the Retained IL-23 Project Technology, and (iii) enabling the further Development and Manufacture of the Retained IL-23 Project Antibodies for the benefit of the [***], in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement (but of shorter duration if customary). For clarity, following the completion of the IL-23 Selection Process, the foregoing restrictions shall not apply with respect to any IL-23 Information that also constitutes Retained IL-23 Project Antibody, which is the Confidential Information of Paragon.
7.4No Requirement to Disclose Paragon Platform Technology. Notwithstanding anything to the contrary in this Agreement, Paragon will not be required to disclose any of the Paragon Platform Technology to Spyre other than as required to be included in the Deliverables.
7.5Use of Names. No Party shall use any other Party’s name or trademarks in any advertising, sales, or promotional material or in any publication without the prior written consent of such other Party or Parties.
7.6Confidentiality of this Agreement. This Agreement and its terms are considered Confidential Information of all Parties, and each Party shall keep confidential and shall not publish or otherwise disclose the terms of this Agreement without the prior written consent of the applicable other Party, except as expressly permitted by Section 7.3 or Section 7.7, and except that any Parties may disclose this Agreement and its terms to actual or potential investors, lenders, and strategic partners in connection with due diligence or similar investigations by such Third Parties or in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by obligations of confidentiality and non-use at least as restrictive as those set forth in this Article 7 (provided, that the confidentiality term applicable to such Third Party may be shorter so long as it is commercially reasonable).

7.7Publicity. Except to the extent required by Applicable Law or the rules of any stock exchange or listing agency, no Party shall issue a press release announcing that they have entered into an Antibody discovery partnership, without the other Parties’ prior written consent, which shall not be unreasonably withheld.
Article 8
REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMER
8.1Mutual Representations and Warranties. Each Party represents and warrants to each other Party that:
(a)it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;
(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;
(c)no consent, approval, permit, governmental order, declaration or filing with, or notice to, any Governmental Authority or any Third Party is required by or with respect to such in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and
(d)this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not and will not conflict with any agreement, instrument, or understanding, oral or written, to which it is or may become a party or by which it may be or become bound.
8.2Paragon Representations, Warrants and Covenants. Paragon hereby represents, warrants and covenants to Spyre that:
(a)it will perform its activities under a Research Program with due care and in accordance with (i) Applicable Law, (ii) the terms and conditions contained herein and the applicable Research Plan, and (iii) generally prevailing industry standards;
(b)neither it nor any of its Affiliates have entered or will enter, directly or indirectly, into any contract or any other transaction with any Third Party or Affiliate that conflicts or derogates from its undertakings under this Agreement;
(c)it has the unencumbered right to the Paragon Platform Technology and the right, power and authority to use the Paragon Platform Technology in performance of the Research Plans and the performance of its obligations under this Agreement and to grant the rights to Spyre under this Agreement, in each case in accordance with the terms hereof;
(d) (i) each Representative employed or engaged by Paragon or its Affiliate to conduct the activities under a Research Program have assigned or licensed, or are under contractual obligations to assign or license, to Paragon all inventions conceived or reduced to practice that constitute Project Antibody Technology; (ii) to Paragon’s knowledge, no Representative employed by Paragon or its Affiliate that conducts activities under a Research Program has any obligations under agreements or Applicable Law to assign any interest in any such inventions to any Third Party; and (iii) each Representative employed or engaged by

Paragon or its Affiliate to conduct the activities under a Research Program have existing obligations under agreements or Applicable Law to maintain as confidential Paragon’s Confidential Information as well as confidential information of other parties (including of Spyre and its Affiliates);
(e)there are no claims, actions, or proceedings pending or to Paragon’s knowledge threatened, nor to Paragon’s knowledge are there any formal inquiries initiated or written notices received that are reasonably likely to lead to the institution of any such legal proceedings, in each case (i) which would, individually or in the aggregate, have a material adverse effect on, or materially prevent, Paragon’s ability to perform under this Agreement or to grant the Option or other rights granted to Spyre under this Agreement; (ii) relating to any Project Antibody Technology or alleging that any Third Party has any right to or under any Project Antibody Technology that would conflict with the rights granted in this Agreement; or (iii) alleging that any Project Antibody Patent is unpatentable, invalid, unenforceable or infringed;
(f)none of Paragon, its Representatives, or any other person used by Paragon in the performance of the Agreement has been or is (i) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (ii) listed by any government or regulatory agencies as ineligible to participate in any Federal healthcare programs (as that term is defined in 42 U.S.C. 1320a-7b(f)) or government procurement or non-procurement programs, or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (iii) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Paragon agrees to inform Spyre in writing promptly if Paragon or any person who is performing activities on its behalf under the Agreement is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending or threatened;
(g)No funding, facilities, or personnel of any Governmental Authority or any public or private educational or research institutions were used to develop or create any Project Antibody Technology, and neither Paragon nor any of its Affiliates has entered into a government funding relationship that would result in rights to any Products, Project Antibodies, Derived Antibodies, or Project Antibody Technology residing in the U.S. Government, the National Institutes of Health, or other agency, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in Public Law 96-517 (35 U.S.C. §§ 200-204), or any similar obligations under the laws of any other country in the Territory; and
(h)To the [***] knowledge of the [***] of Paragon, with respect to this Agreement, neither Paragon nor any of its directors, officers, employees, distributors, consultants, agents, representatives, sales intermediaries, or other Third Parties acting on behalf of Paragon or any of its Affiliates:
(i)has taken any action in violation of any applicable anti-corruption laws, anti-money laundering laws or laws restricting or regulating global trade (collectively, Anti-Corruption Laws”);
(ii)has conducted or initiated any internal investigation with respect to any alleged act or omission arising under or relating to any potential noncompliance with any

Anti-Corruption Law, or been the subject of current, pending, or threatened investigation, formal or informal inquiry, enforcement proceedings, or received any notice, request, or citation for alleged violations of such laws;
(iii)has engaged in any direct or indirect dealings or transactions in or with a person, entity or country found on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Office of Foreign Assets Control, or engaged in any direct or indirect dealings with Sudan, individuals ordinarily resident in Sudan, or entities incorporated under the laws of Sudan prior to October 12, 2017; or
(iv)has offered, paid, given, promised to pay or give, or authorized the payment or gift of, received, or solicited anything of value, directly or indirectly, to any public official, for the purposes of: influencing any act or decision of any public official in his or her official capacity; inducing any public official to do or omit to do any act in violation of his or her lawful duty; securing any improper or undue advantage; or inducing any public official to use his or her influence with a government, Governmental Authority, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever..
8.3Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, DURABILITY, MERCHANTABLE QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.
Article 9
TERM AND TERMINATION
9.1Term. The term of this Agreement (“Term”) shall commence on the Effective Date and, subject to earlier termination in accordance with this Article 9, shall continue on a Research Program-by-Research Program basis until the later of: (a) the expiration of the Option Period if Spyre does not exercise the Option in accordance with Section 4.3; (b) if Spyre exercises its Option during the Option Period in accordance with Section 4.3 but the Parties are unable to finalize and execute a License Agreement during the period referenced in Section 4.4(c), the expiration of such period; or (c) the expiration of the applicable Research Term.
9.2Termination of Agreement for Material Breach. Each Party shall have the right to terminate this Agreement or a Research Program upon [***] days’ prior written notice to the other Parties upon or after the material breach of any provision of this Agreement by any other Party if the breaching Party has not cured such breach by the end of such [***] day period.
9.3Termination for Convenience. Spyre shall have the right to terminate this Agreement or any Research Program for any reason or no reason upon [***] days’ prior written notice to Paragon; provided, that Spyre will pay Paragon any unpaid fees due for Development Costs accrued prior to such effective termination date, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program, as evidenced by Paragon’s records.
9.4Termination for a Bankruptcy Event. Each Party will have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to any other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended, or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings, such proceedings have not been dismissed or discharged within [***] days after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) the appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.
9.5Disposal of Confidential Information. In the event this Agreement expires or this Agreement or any Research Program is terminated and the Parties have not entered into a License Agreement with respect to an expired or terminated Research Program, each Party shall return to the applicable other Party all Confidential Information of such other Party (including all copies thereof) in such Party’s possession related to any expired or terminated Research Program; provided, however, that each Party may retain one copy of the such other Party’s Confidential Information in such Party’s secure archives for the sole purpose of monitoring compliance with its obligations hereunder or applicable law.
9.6Accrued Rights; Survival. The expiration or termination of this Agreement for any reason shall not release any Party from any liability or obligation that, at the time of such expiration or termination, has already accrued to any other Party or that is attributable to a period prior to such expiration or termination, nor will expiration or any termination of this Agreement preclude any Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement. In the event of expiration or any termination of this Agreement, the following provisions of this Agreement shall survive such expiration or termination in accordance with their respective terms and conditions: Article 5, Article 7, Article 10 and Article 11, as well as Sections 2.3, 6.1(a), 6.2(a), 6.4, 9.3, 9.5 and 9.6.
Article 10
INDEMNIFICATION; LIMITATION OF LIABILITY
10.1By Spyre. Spyre hereby agrees to defend, indemnify, and hold harmless Paragon, its Affiliates, including Parapyre, and its or their Representatives (each, an “Paragon Indemnitee”) from and against any and all losses, damages, liabilities, expenses, and costs, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Paragon Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party (“Third Party Claim”) to the extent such Losses result from: (a) the negligence or willful misconduct of any Spyre Indemnitee in the performance of this Agreement; or (b) Spyre’s breach of any of its representations, warranties or covenants under this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Paragon Indemnitee or the material breach by Paragon of this Agreement, or where such Losses are subject to indemnification pursuant to Section 10.2 below.
10.2By Paragon. Paragon hereby agrees to defend, indemnify, and hold harmless Spyre, Spyre’s Affiliates, and their Representatives (each, a “Spyre Indemnitee”) from and against any and all Losses to which any Spyre Indemnitee may become subject (a) as a result of any Third Party Claim to the extent such Losses result from: (i) the negligence or willful misconduct of any Paragon Indemnitee in the performance of this Agreement; or (ii) Paragon’s breach of any of its representations, warranties or covenants under this Agreement; and (b) to the extent such Losses result from: (i) the termination, suspension, revocation or other loss of any Project Antibody Patents as a result of any negligence or breach of this Agreement by Paragon or its Affiliates; or (ii) any claim or demand from any employee or contractor of Paragon or its Affiliates who is an inventor of any Project Antibody Patent with respect to ownership thereof; except, in each case ((a) to (b)), to the extent such Losses result from the negligence or willful misconduct of any Spyre Indemnitee, the material breach by Spyre of this Agreement, or where such Losses are subject to indemnification pursuant to Section 10.1 above.
10.3Indemnification Procedure. In connection with any Third Party Claim for which a Party (the “Indemnified Party”) seeks indemnification from another Party (the “Indemnifying Party”) pursuant to this Agreement, the Indemnified Party will: (a) give the Indemnifying Party prompt written notice of the Third Party Claim; provided, however, that failure to provide such notice will not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Third Party Claim; and (c) permit the Indemnifying Party to control the defense and settlement of the Third Party Claim; provided, however, that the Indemnifying Party may not settle the Third Party Claim without the Indemnified Party’s prior written consent, which will not be unreasonably withheld or delayed, in the event that such settlement materially adversely impacts the Indemnified Party’s rights or obligations. Further, the Indemnified Party will have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense. For clarity, neither Party shall have the right to be indemnified under both this Agreement and a License Agreement for Losses that relate to the same set of facts, occurrences or circumstances.
10.4Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 4.1, ARTICLE 7 OR FOR INDEMNIFICATION CLAIMS UNDER ARTICLE 10, IN NO EVENT SHALL ANY PARTY BE ENTITLED TO RECOVER FROM ANY OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH OTHER PARTY HAD NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
Article 11
MISCELLANEOUS
11.1Independent Contractor Relationship. Each of Paragon’s and Parapyre’s relationship with Spyre is that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture or employer-employee relationship. No Party is an agent of any other Party or authorized to make any representation, contract or commitment on behalf of any other Party.

11.2Force Majeure. No Party will be charged with any liability for delay or failure in performance of an obligation under this Agreement (other than any obligation to pay monies when due) to the extent such delay or failure is due to a cause beyond the reasonable control of the affected Party, such as war, riots, labor disturbances, epidemic, pandemic, fire, explosion, and compliance in good faith with any Applicable Law. The Party affected will give prompt written notice to the other Parties of the nature of the cause of any material delay or failure to perform, its anticipated duration and any action being taken to avoid or minimize the effect. The Party affected will use its diligent efforts to avoid or remove such causes of delay or failure to perform and to mitigate the effect of such occurrence and will continue performance in accordance with the terms of this Agreement whenever such causes are removed. The Party affected will give prompt written notice to the other Parties of such resumed performance. If any such failure or delay in a Party’s performance hereunder continues for more than [***] days, any of the other Parties may terminate this Agreement upon written notice to the affected Party.
11.3Entire Agreement; Amendment. This Agreement, together with all Exhibits attached hereto, constitutes the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements, relating to its subject matter. This Agreement (including its Exhibits) may not be changed, modified, amended, or supplemented except by a written instrument signed by all Parties.
11.4Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
11.5Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
11.6Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld); provided, however, that any Party may assign this Agreement and its rights and obligations hereunder without the other Parties’ consent to its successor to all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.
11.7Dispute Resolution. The Parties recognize that a bona fide dispute as to certain matters may arise from time to time during the Term relating to any Party’s rights or obligations hereunder or otherwise relating to the validity, enforceability or performance of this Agreement, including disputes relating to alleged breach or termination of this Agreement but excluding any disputes relating to Article 7 (Confidentiality) hereof or disputes relating to the determination of the validity, scope, infringement, enforceability, inventorship or ownership of the Parties’ respective Intellectual Property Rights (hereinafter, a “Dispute”). In the event of the occurrence of any Dispute, the Parties will follow the following procedures in an attempt to resolve the dispute or disagreement:
(a)The Party claiming that such a Dispute exists will give notice in writing (a “Notice of Dispute”) to the other Parties of the nature of the Dispute.
(b)The Dispute will be referred to the then Chief Executive Officer of Paragon and the then Chief Executive Officer of Spyre who will meet no later than [***] days following the initial receipt of the Notice of Dispute and use reasonable endeavors to resolve the Dispute.
(c)If, within [***] days of initial receipt of the Notice of Dispute, the Dispute has not been resolved, or if, for any reason, the meeting described in Section 11.7(b) hereof has not been held within [***] days of initial receipt of the Notice of Dispute, then the Parties agree that such Dispute will be finally resolved through binding arbitration to be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules, as specifically modified by the provisions of this Section 11.7(c). The arbitration will be conducted by a panel of three arbitrators. Within [***] days after the initiation of the arbitration, each Party will nominate one person to act as arbitrator, and the two arbitrators so named will then jointly appoint the third arbitrator within [***] days of their appointment, who will serve as chairman of the panel. All three arbitrators must be independent Third Parties having at least [***] years of dispute resolution experience (which may include judicial experience) or legal or business experience in the biotech or pharmaceutical industry. If any Party fails to nominate its arbitrator, or if the arbitrators selected by the Parties cannot agree on a person to be named as chairman within such [***]-day period, JAMS will make the necessary appointments for such arbitrator(s) or the chairman. Once appointed by a Party, such Party will have no ex parte communication with its appointed arbitrator. The place of arbitration will be in Boston, Massachusetts or such other venue as the Parties may mutually agree. The arbitration proceedings and all communications with respect thereto will be in English. Any written evidence originally in another language will be submitted in English translation accompanied by the original or a true copy thereof. The arbitrators have the power to decide all matters in Dispute, including any questions of whether or not such matters are subject to arbitration hereunder. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq., and judgment upon the award rendered by the arbitrators may be entered in any court having competent jurisdiction thereof. The existence, content and results of any arbitration proceedings pursuant to this Section 11.7 will be deemed the Confidential Information of all Parties.
(d)Notwithstanding any provision of this Agreement to the contrary, any Party may immediately initiate litigation in any court of competent jurisdiction seeking any remedy at law or in equity, including the issuance of a preliminary, temporary or permanent injunction, to preserve or enforce its rights under this Agreement.

(e)The Parties agree that any disputes relating to Article 7 (Confidentiality) hereof or disputes relating to the determination of the validity, scope, infringement, enforceability, inventorship or ownership of the Parties’ respective Intellectual Property Rights shall be subject to the exclusive jurisdiction of the state and federal courts in New York, New York and each Party hereby submits to such jurisdiction.
11.8Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to conflicts of laws principles.
11.9Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by internationally recognized express courier, by email, or by facsimile, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if delivered by express courier, the next Business Day the express courier regularly makes deliveries; or (c) if delivered by email, upon the date upon which the receipt of such email is confirmed by return email. Together with any notice provided by a Party to any other Party in accordance with this Section 11.9, the Party shall send a copy of such notice by email to such other Party.
If to Paragon or Parapyre:     Paragon Therapeutics, Inc.
                    221 Crescent Street
                    Building 23, Suite 105
Waltham, MA 02453
Attn: Chief Operating Officer
If to Spyre:            Spyre Therapeutics, Inc.
            221 Crescent Street,
Building 23, Suite 105
Waltham, MA 02453
Attn: Corporate Secretary

11.10Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person or entity shall be construed to include such person’s or entity’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Exhibits shall be construed to refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “or”. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language. To the extent there is any inconsistency or conflict between the terms and conditions of this Agreement and any Research Plan, the terms and conditions of this Agreement will prevail.
11.11No Third-Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties and their successors and permitted assigns, and no other person shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.
11.12Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.
11.13Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.
11.14Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
11.15Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
11.16Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
[Remainder of page left intentionally blank; signature page follows.]

In Witness Whereof, the Parties hereto have executed this Antibody Discovery and Option Agreement on the Second Restatement Effective Date.

Paragon Therapeutics, Inc. By: /s/ K. Evan Thompson Name: K. Evan Thompson Title: Chief Operating Officer	Spyre Therapeutics, Inc. By: /s/ Cameron Turtle Name: Cameron Turtle Title: Chief Executive Officer
Parapyre Holding LLC By: /s/ K. Evan Thompson Name: K. Evan Thompson Title: President